Exhibit 16.1

[Eide Bailly LLP Letterhead]

March  29, 2006

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures included in Item 9 of Form 10-K to be filed by South Dakota Soybean Processors.  We agree with the statements made in those disclosures insofar as they relate to our Firm.

/s/ Eide Bailly LLP
Eide Bailly LLP
Sioux Falls, SD